Exhibit 99.1

PRESS RELEASE

INX Expands Northern California Presence and Adds Cisco Physical Security Capabilities; Acquires Marketware Inc., a Sacramento-based provider of Cisco IP-Network-Based Physical Security and Networking Solutions

HOUSTON--(BUSINESS WIRE)--INX, Inc. (NASDAQ: INXI) announced today that it has acquired the operations of Marketware Inc., (“Marketware”) a Sacramento, CA based network consulting organization.

Marketware Inc., founded in 1982 as a provider of IT solutions to enterprise organizations, has evolved into a highly specialized IP networking technology solutions provider to both the public and private sector. The company, a Cisco Physical Security Advanced Technology Partner, was an early entrant in the IP-based physical security market and has a focus and depth of experience in architecting, deploying and supporting security solutions such as IP-based cameras, physical access systems and associated applications. The company currently has 10 employees. The current management of Marketware will continue to operate the acquired Marketware operations as part of INX’s expanded Northern California operations.

Mark Hilz, President and COO of INX, commented, “With this acquisition we are expanding our presence in Northern California and also adding substantial experience in the rapidly growing area of IP network-based physical security systems.”

Richard Reese, President of Marketware Inc., commented, “We are looking forward to being part of the INX team. INX’s national presence as well as the expanded set of solutions focused around the datacenter will provide our team with compelling additional capabilities for our client base.”  Mr. Reece will join INX as Regional Vice President of Northern California Sales Operations for the INX Northern California Region.

Commenting on the transaction, James Long, INX’s Chairman & CEO said, “The acquisition of Marketware will provide the Marketware team with access to capital and other resources that should help create additional growth opportunities. As part of INX, Marketware personnel will have the ability to leverage INX’s strong balance sheet, accredited managed service offering, as well as a national presence organization that has achieved the highest-level certifications from industry leaders like Cisco Systems, VMware and NetApp.”

The acquisition closed on December 31, 2009, and was structured as an asset purchase of the operations of Marketware. The Marketware operations generated revenue of approximately $6 million for the 12 months ended 11/30/09. The initial purchase price paid at closing consisted of $350,000 cash. Additional contingent purchase consideration will be paid after each of the first and second anniversaries of the closing of the transaction, each of which will be based on the achievement of certain performance targets for operating income contribution from the acquired operations during each of the first two years following the transaction.

About INX Inc.:

INX Inc. (NASDAQ:INXI) is a leading U.S. provider of IP communications and data center solutions for enterprise organizations. We offer a suite of advanced technology solutions focused around the entire life-cycle of enterprise IP network communications and data center infrastructure. Our services are centered on the design, implementation and support of network infrastructure, including routing and switching, wireless, security, unified communications, and data center solutions such as storage and server virtualization. Our customers include enterprise organizations such as corporations, as well as federal, state and local governmental agencies. Because of our focus, expertise and experience implementing and supporting advanced technology solutions for enterprises, we believe we are well positioned to deliver superior solutions and services to our customers. Additional information about INX can be found on the Web at www.inxi.com.

Safe Harbor Statement:

The statements contained in this document that are not statements of historical fact, including, but not limited to, statements identified by the use of terms such as "anticipate," "appear," "believe," "could," "estimate," "expect," "hope," "indicate," "intend," "likely," "may," "might," "plan," "potential," "project," "seek," "should," "will," "would," and other variations or negative expressions of these terms, including statements related to expected benefits from the announced acquisition transaction. All such statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The actual results of the future events described in the forward-looking statements in this document could differ materially from those stated in the forward-looking statements due to numerous factors. Recipients of this document are cautioned to consider these risks and uncertainties and to not place undue reliance on these forward-looking statements. The company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein to reflect any change in the company's expectations with regard thereto or any change in events, conditions or circumstances upon which any statement is based.

Contact:

INX Inc.
Chief Financial Officer
Brian Fontana, 713-795-2000
Brian.Fontana@inxi.com